Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO POSTS
RECORD FIRST QUARTER EARNINGS

CRANFORD, NJ, April 24, 2007 – Metalico, Inc. (AMEX: MEA), a scrap metal recycler and lead products fabricator, today announced first quarter earnings per share of $0.12 on a diluted basis, a Company record for a first quarter.

Consolidated revenue in the first quarter of 2007 was $51.8 million, up 9.7% from $47.2 million in the prior year’s first quarter and up 8.4% from $47.8 million reported in the fourth quarter of 2006.

The Company also posted increases in operating income, up 6.1%, and net income, up 10.7%, over results for the comparable period in the prior year.

Operating income for the quarter was a record $5.2 million, a 6.1% increase from $4.9 million for the first quarter of 2006 and a 93% increase over the $2.7 million reported in the preceding quarter.

Metalico’s net income in the first quarter of 2007 was a record $3.1 million, an increase of 10.7% from quarterly income of $2.8 million reported in the prior year’s first quarter. Earnings per share rose to $0.12 compared to $0.11 reported in the prior year’s first quarter, an increase of 9.1%.

EBITDA (defined below) for the first quarter of 2007 increased by $500,000 (8.5%) to $6.4 million over $5.9 million for the comparable prior year quarter. The Company defines EBITDA as earnings before interest, income taxes, depreciation, amortization, stock-based compensation, minority interests, other income and discontinued operations. EBITDA is considered non-GAAP financial information and a reconciliation of net income to EBITDA is included in the attached financial tables.

The average selling price for ferrous metals increased by 7% for the quarter ending March 31, 2007 versus last year’s first quarter, but increased by 33% sequentially over the fourth quarter of 2006. The average price for non-ferrous metal sales for the first quarter of 2007 increased by 48% from last year’s first quarter and by 6% sequentially over the fourth quarter of 2006.

During the first quarter of 2007, Metalico’s scrap metal segment realized year-over-year unit volume decreases of 4% for ferrous and 9% for non-ferrous. The fabricated lead products segment realized a per pound price increase of 29% and a unit volume decrease of 28% in the first quarter of 2007 as compared to the same period a year ago.

As of April 24, 2007, Metalico had 15,238,899 common shares issued and outstanding and 10,910,011 non-trading preferred shares (exchangeable for common at a one-to-one ratio) outstanding, for a total of 26,148,910 common equivalent shares outstanding as of that date. The company’s preferred stock is held principally by the financial institutions that financed Metalico at its inception.

Since December 31, 2006, 2,954,963 freely trading shares of Metalico common stock have been issued from the conversion of 2,954,963 preferred shares.

“Prices across all of our commodity metals rose during the first quarter which helped Metalico achieve record results for the period,” said Carlos E. Agüero, Metalico’s President and Chief Executive Officer. “The geographic regions where we operate were hampered with many days of severe winter weather conditions which resulted in lower unit volume sales in both business segments compared to last year.”

Metalico, Inc. is a rapidly growing holding company with operations in two business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates six recycling facilities through New York State and five lead fabrication plants in four states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Forward-looking Statements

This news release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to commodity pricing. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

CONTACT: Metalico, Inc.

Carlos E.Agüero

Michael J. Drury

908-497-9610

FAX: 908-497-1097

mjdrury@metalico.com

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METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three Months Ended	Three Months Ended
Selected Income Statement Data:	March 31, 2007	March 31, 2006
Revenue	$51,752	$47,231

Costs and expenses:
Operating expenses	41,762	38,337
Selling, general & administrative expenses	3,699	3,033
Depreciation & amortization	1,097	951

	46,558	42,321

Operating income	5,194	4,910

Interest expense	(404)	(596)
Other income	108	18

	(296)	(578)

Income from continuing operations before income taxes and minority interest	4,898	4,332
Provision for income taxes	1,766	1,556

Income from continuing operations before minority interest	3,132	2,776
Minority interest	36	-

Income from continuing operations	3,168	2,776
Discontinued operations	(60)	46

Net income	$3,108	$2,822

Diluted earnings per common share:
Net income	$0.12	$0.11

Diluted weighted average common shares outstanding:	26,438,340	25,979,795

METALICO, INC.
SELECTED HISTORIAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	March 31,	December 31,
	2007	2006
Assets:

Current Assets	$48,804	$45,967
Property Plant & Equipment, net	30,290	29,214
Intangible and Other Assets	43,955	43,226

Total Assets	$123,049	$118,407

Liabilities & Stockholders’ Equity:

Current Liabilities	$23,308	$22,072
Debt & Other Long Term Liabilities	17,950	17,896

Total Liabilities	41,258	39,968
Minority Interest	4,713	4,726
Stockholders’ Equity	77,078	73,713

Total Liabilities & Stockholders’
Equity	$123,049	$118,407

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, income taxes, depreciation, amortization, other income and expense, stock based compensation, minority interests and discontinued operations. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States (“GAAP”), and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months Ended	Three Months Ended
	March 31, 2007	March 31, 2006
	(UNAUDITED)
	($thousands)
EBITDA	$6,400	$5,947
Less: Interest expense	404	596
Stock based compensation	109	86
Provision for federal and state income taxes	1,766	1,556
Depreciation and amortization	1,097	951
Minority interest	(36)	-
Other (income) expense	(108)	(18)
Discontinued operations, net	60	(46)

Net income	$3,108	$2,822